Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS SECOND QUARTER 2021 RESULTS

•Second quarter 2021 comparable systemwide constant dollar RevPAR increased 262.6 percent worldwide, 274.6 percent in the U.S. & Canada, and 223.2 percent in international markets, compared to the 2020 second quarter;

•Second quarter 2021 comparable systemwide constant dollar RevPAR declined 43.8 percent worldwide, 39.5 percent in the U.S. & Canada, and 55.6 percent in international markets, compared to the 2019 second quarter;

•Second quarter reported diluted EPS totaled $1.28, compared to reported diluted loss per share of $0.72 in the year-ago quarter. Second quarter adjusted diluted EPS totaled $0.79, compared to second quarter 2020 adjusted diluted loss per share of $0.57;

•Second quarter reported net income totaled $422 million, compared to reported net loss of $234 million in the year-ago quarter. Second quarter adjusted net income totaled $260 million, compared to second quarter 2020 adjusted net loss of $184 million;

•Adjusted EBITDA totaled $558 million in the 2021 second quarter, compared to second quarter 2020 adjusted EBITDA of $61 million;

•The company added nearly 25,000 rooms globally during the second quarter, including roughly 13,000 rooms in international markets and a total of approximately 5,300 conversion rooms. Gross rooms growth was 6.1 percent for the twelve months ended June 30, 2021;

•At quarter end, Marriott’s worldwide development pipeline totaled 2,750 properties and nearly 478,000 rooms, including roughly 19,000 rooms approved, but not yet subject to signed contracts. More than 212,000 rooms in the pipeline were under construction as of the end of the 2021 second quarter.

BETHESDA, MD – August 3, 2021 - Marriott International, Inc. (NASDAQ: MAR) today reported second quarter 2021 results.

Anthony Capuano, Chief Executive Officer, said, “The rate of global lodging recovery accelerated during the second quarter and momentum has continued into July. We are particularly pleased with the resilience of RevPAR1 in markets where consumers feel safe traveling. Worldwide occupancy continued
1 All occupancy, ADR and RevPAR statistics are systemwide constant dollar and include hotels that have been temporarily closed due to COVID-19. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. RevPAR comparisons between 2021 and 2020 reflect properties that are comparable in both years. ADR and RevPAR comparisons between 2021 and 2019 reflect properties that are defined as comparable as of June 30, 2021, even if they were not open and operating for the full year 2019 or they did not meet all the other criteria for comparable in 2019.

to build, reaching 51 percent for the quarter. We also saw strong improvement in global average daily rate in the second quarter, which was down only 17 percent compared to the second quarter of 2019.

“The swift resurgence of lodging demand once the virus has been largely contained and restrictions have eased has been most evident in Mainland China. Second quarter RevPAR in Mainland China was on par with the second quarter of 2019, and in April, for the first time since the pandemic began, leisure, business transient and group room nights were all ahead of 2019 levels.

“In our largest region, the U.S. & Canada, demand stepped up significantly during the quarter, particularly at our resorts. Leisure demand once again led the way, although business transient and group demand also continued to grow. We are seeing more blending of trip purposes, a trend we expect will continue.

“Owners continue to seek out our brands. Year to date through June, rooms signed were 36 percent ahead of the same period in 2020 and more than 30 percent of rooms signed in the first half of this year are conversions. We have also seen strong openings, with approximately 49,000 rooms added to our system in the first six months of the year. For the full year 2021, we continue to expect gross rooms growth will accelerate to approximately 6 percent, with net rooms growth now expected to be towards the top end of the 3 to 3.5 percent range.

“Marriott Bonvoy hit 153 million members by quarter’s end. We continue to focus on engaging with our loyal customers through multiple offerings beyond hotel stays. Second quarter co-brand credit card fees surpassed 2019 second quarter fees, thanks to strong cardholder spend and robust global cardholder acquisitions. Our recent international credit card launches in South Korea and Mexico have seen strong initial success as has our new Uber collaboration in the U.S. Last week, we began offering U.S. customers booking through our digital channels the opportunity to purchase Allianz travel insurance products, providing peace of mind to our customers throughout the travel journey.

“While we are keeping a close eye on the Delta and other variant strains, we are optimistic that the upward trajectory of the global recovery will continue. We anticipate that more workers returning to their offices on a hybrid basis will serve as a catalyst for a meaningful increase in business transient and group demand in the fall. Many of our associates are starting to get back on the road, and our largest corporate clients tell us they are beginning to do the same. Our recovery to date has shown us that there is tremendous pent-up demand for the travel experiences we consistently provide. Timelines are hard to predict and will continue to vary by region, but I believe that we are on our way to a full global recovery.”

Second Quarter 2021 Results
Marriott’s reported operating income totaled $486 million in the 2021 second quarter, compared to 2020 second quarter reported operating loss of $154 million. Reported net income totaled $422 million in the 2021 second quarter, compared to 2020 second quarter reported net loss of $234 million. Reported diluted earnings per share (EPS) totaled $1.28 in the quarter, compared to reported diluted loss per share of $0.72 in the year-ago quarter.

Adjusted operating income in the 2021 second quarter totaled $406 million, compared to 2020 second quarter adjusted operating loss of $85 million. Adjusted operating loss in the 2020 second quarter excluded impairment charges of $24 million.

Second quarter 2021 adjusted net income totaled $260 million, compared to 2020 second quarter adjusted net loss of $184 million. Adjusted diluted EPS in the 2021 second quarter totaled $0.79, compared to adjusted diluted loss per share of $0.57 in the year-ago quarter. These adjusted results excluded special tax items of $98 million ($0.30 per share) in the 2021 second quarter and impairment charges of $25 million after-tax ($0.08 per share) in the 2020 second quarter.

Adjusted results also excluded restructuring and merger-related charges, cost reimbursement revenue, and reimbursed expenses. See pages A-3 and A-12 for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Base management and franchise fees totaled $587 million in the 2021 second quarter, compared to base management and franchise fees of $222 million in the year-ago quarter. The year-over-year increase in these fees is primarily attributable to RevPAR increases due to the ongoing recovery in lodging demand from the impacts of COVID-19. Other non-RevPAR related franchise fees in the 2021 second quarter totaled $160 million, compared to $107 million in the year-ago quarter, aided by a $43 million increase in credit card branding fees.

Incentive management fees totaled $55 million in the 2021 second quarter, compared to $12 million in the 2020 second quarter. Hotels in international markets earned $40 million of the fees in the quarter, with particular strength in Greater China.

Owned, leased, and other revenue, net of direct expenses, totaled a profit of $19 million in the 2021 second quarter, compared to a $72 million loss in the year-ago quarter. The $91 million increase in revenue net of expenses year over year largely reflects the ongoing recovery in lodging demand from the impacts of COVID-19 as well as $18 million of subsidies received from German government COVID-19 assistance programs.

Depreciation, amortization, and other expenses for the 2021 second quarter totaled $50 million, compared to $72 million in the year-ago quarter. The year-over-year change is primarily due to a $15 million impairment charge recorded in the 2020 second quarter.

General, administrative, and other expenses for the 2021 second quarter totaled $187 million, compared to $178 million in the year-ago quarter. The year-over-year increase primarily reflects lower compensation costs in 2020 as a result of reductions in executive pay, shortened work weeks and furloughs, partially offset by lower bad debt expense in the 2021 quarter.

Interest expense, net, totaled $102 million in the second quarter compared to $119 million in the year-ago quarter. The year-over-year decrease is largely due to lower debt balances.

Equity in losses for the second quarter totaled $8 million, compared to a $30 million loss in the year-ago quarter. The decrease in losses largely reflects improved results at joint venture properties due to the ongoing recovery in lodging demand from the impacts of COVID-19 and an $8 million impairment charge recorded in the 2020 second quarter.

In the 2021 second quarter, the provision for income taxes totaled a $41 million benefit, compared to a $64 million benefit in the 2020 second quarter. The change in benefit largely reflects higher income before taxes, partially offset by a $118 million reversal of reserves in the 2021 second quarter related to the closure of pre-acquisition Starwood audits.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $558 million in the 2021 second quarter, compared to second quarter 2020 adjusted EBITDA of $61 million. See page A-12 for the adjusted EBITDA calculation.

Selected Performance Information
The company added 149 properties (24,909 rooms) to its worldwide lodging portfolio during the 2021 second quarter, including approximately 5,300 conversion rooms and roughly 13,000 rooms in international markets. Additions in the 2021 second quarter included eight all-inclusive conversion properties (2,943 rooms) in the company’s Caribbean and Latin America region, part of the nearly 7,000-room deal signed in the first quarter of 2021. Fourteen properties (2,486 rooms) exited the system during the quarter. At quarter end, Marriott’s global lodging system totaled 7,797 properties, with over 1,451,000 rooms.

At quarter end, the company’s worldwide development pipeline totaled 2,750 properties with nearly 478,000 rooms, including 1,069 properties with more than 212,000 rooms under construction and 114 properties with roughly 19,000 rooms approved for development, but not yet subject to signed contracts.

In the 2021 second quarter, worldwide RevPAR increased 262.6 percent (a 268.7 percent increase using actual dollars) compared to the 2020 second quarter. RevPAR in the U.S. & Canada increased 274.6 percent (a 275.8 percent increase using actual dollars), and RevPAR in international markets increased 223.2 percent (a 244.1 percent increase using actual dollars).

Balance Sheet and Liquidity
At quarter end, Marriott’s net debt was $9.5 billion, representing total debt of $10.2 billion less cash and cash equivalents of $0.7 billion. At year-end 2020, the company’s net debt was $9.5 billion, representing total debt of $10.4 billion less cash and cash equivalents of $0.9 billion.

The company’s net liquidity was approximately $4.7 billion at the end of the second quarter, representing $0.6 billion in available cash balances and $4.1 billion of unused borrowing capacity under its revolving credit facility.

On July 23, 2021, Marriott announced that on August 9, 2021 it will redeem all $400 million aggregate principal amount of its outstanding 3.125% Series N Notes Due October 15, 2021.

Investment Spending
Marriott now anticipates that full year 2021 investment spending will total $575 million to $625 million. Total investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities.

COVID-19
Due to the numerous uncertainties associated with COVID-19, Marriott cannot presently estimate the impact of this unprecedented situation on its future results, which is highly dependent on the severity and duration of the pandemic and its impacts, but expects that COVID-19 will continue to be material to the company’s results.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, August 3, 2021 at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until August 2, 2022.

The telephone dial-in number for the conference call is 1-706-679-3455 and the conference ID is 2952228. A telephone replay of the conference call will be available from 1:00 p.m. ET, Tuesday, August 3, 2021 until 8:00 p.m. ET, Monday, August 10, 2021. To access the replay, call 1-404-537-3406. The conference ID for the recording is 2952228.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of August 3, 2021. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to the possible effects on our business of the COVID-19 pandemic and efforts to contain it (COVID-19); recovery in lodging demand; travel and lodging demand and trends; future performance of the company's hotels; our development pipeline, signings, rooms growth and conversions; the expected timing and completion of certain transactions; our investment spending expectations; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those we identify below and other risk factors that we identify in our Securities and Exchange Commission filings, including our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K. Risks that could affect forward-looking statements in this press release include the duration and scope of COVID-19, including the availability and distribution of effective vaccines or treatments; the pandemic’s short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals have taken or may take in response to the pandemic, including limiting, banning, or cautioning against travel and/or in-person gatherings or imposing occupancy or other restrictions on lodging or other facilities; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of the pandemic’s impact on unemployment rates and consumer discretionary spending; the ability of our owners and franchisees to successfully navigate the impacts of COVID-19; the pace of recovery when the pandemic subsides and any dislocations in recovery as a result of resurgences of the pandemic; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps we and our property owners and franchisees have taken and may continue to take to reduce operating costs and/or enhance certain health and cleanliness protocols at our hotels; the impacts of our employee furloughs and reduced work week schedules, our voluntary transition program and our other restructuring activities; competitive conditions in the lodging industry and in the labor market; relationships with customers and property owners; the availability of capital to finance hotel growth and refurbishment; the extent to which we experience adverse effects from data security incidents; and changes in tax laws in countries in which we earn significant income. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of roughly 7,800 properties under 30 leading brands spanning 138 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy™, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott may post updates about COVID-19 and other matters on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com. Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on these websites, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACT:
Connie Kim
Corporate Relations
(301) 380-4028
connie.kim@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.burka@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
SECOND QUARTER 2021 AND 2020
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	June 30, 2021	June 30, 2020	Reported 2021 vs. 2020
REVENUES
Base management fees	$156	$40	290
Franchise fees [1]	431	182	137
Incentive management fees	55	12	358
Gross Fee Revenues	642	234	174
Contract investment amortization [2]	(18)	(21)	14
Net Fee Revenues	624	213	193
Owned, leased, and other revenue [3]	187	49	282
Cost reimbursement revenue [4]	2,338	1,202	95
Total Revenues	3,149	1,464	115

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	168	121	(39)
Depreciation, amortization, and other [6]	50	72	31
General, administrative, and other [7]	187	178	(5)
Restructuring and merger-related charges	3	6	50
Reimbursed expenses [4]	2,255	1,241	(82)
Total Expenses	2,663	1,618	(65)

OPERATING INCOME (LOSS)	486	(154)	416

Gains and other income, net [8]	5	5	—
Interest expense	(109)	(127)	14
Interest income	7	8	(13)
Equity in losses [9]	(8)	(30)	73

INCOME (LOSS) BEFORE INCOME TAXES	381	(298)	228

Benefit for income taxes	41	64	(36)

NET INCOME (LOSS)	$422	$(234)	280

EARNINGS (LOSS) PER SHARE
Earnings (Loss) per share - basic	$1.29	$(0.72)	279
Earnings (Loss) per share - diluted	$1.28	$(0.72)	278

Basic Shares	327.1	325.6
Diluted Shares [10]	329.1	325.6
1Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in losses include our equity in losses of unconsolidated equity method investments.
10Basic and fully diluted weighted average shares outstanding used to calculate earnings (loss) per share for the period in which we had a loss are the same because inclusion of additional equivalents would be anti-dilutive.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
SECOND QUARTER YEAR-TO-DATE 2021 AND 2020
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Six Months Ended	Six Months Ended	Better/(Worse)
	June 30, 2021	June 30, 2020	Reported 2021 vs. 2020
REVENUES
Base management fees	$262	$254	3
Franchise fees [1]	737	597	23
Incentive management fees	88	12	633
Gross Fee Revenues	1,087	863	26
Contract investment amortization [2]	(35)	(46)	24
Net Fee Revenues	1,052	817	29
Owned, leased, and other revenue [3]	295	329	(10)
Cost reimbursement revenue [4]	4,118	4,999	(18)
Total Revenues	5,465	6,145	(11)

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	303	393	23
Depreciation, amortization, and other [6]	102	222	54
General, administrative, and other [7]	398	448	11
Restructuring and merger-related charges	4	4	—
Reimbursed expenses [4]	4,088	5,118	20
Total Expenses	4,895	6,185	21

OPERATING INCOME (LOSS)	570	(40)	1,525

Gains and other income, net [8]	6	1	500
Interest expense	(216)	(220)	2
Interest income	14	14	—
Equity in losses [9]	(20)	(34)	41

INCOME (LOSS) BEFORE INCOME TAXES	354	(279)	227

Benefit for income taxes	57	76	(25)

NET INCOME (LOSS)	$411	$(203)	302

EARNINGS (LOSS) PER SHARE
Earnings (Loss) per share - basic	$1.26	$(0.63)	300
Earnings (Loss) per share - diluted	$1.25	$(0.63)	298

Basic Shares	326.9	325.5
Diluted Shares[10]	329.0	325.5
1Franchise fees include fees from our franchise agreements, application and relicensing fees, licensing fees from our timeshare, credit card programs, and residential branding fees.
2Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
3Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
4Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.
5Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
6Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.
7General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
8Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
9Equity in losses include our equity in losses of unconsolidated equity method investments.
10Basic and fully diluted weighted average shares outstanding used to calculate earnings (loss) per share for the period in which we had a loss are the same because inclusion of additional equivalents would be anti-dilutive.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income (loss), Adjusted operating income (loss) margin, Adjusted net income (loss), and Adjusted diluted earnings (loss) per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income (loss) margin.

	Three Months Ended			Six Months Ended
	June 30, 2021	June 30, 2020	Percent Better/(Worse)	June 30, 2021	June 30, 2020	Percent Better/(Worse)
Total revenues, as reported	$3,149	$1,464		$5,465	$6,145
Less: Cost reimbursement revenue	(2,338)	(1,202)		(4,118)	(4,999)
Add: Impairments [1]	—	3		—	$10
Adjusted total revenues **	811	265		1,347	1,156

Operating income (loss), as reported	486	(154)		570	(40)
Less: Cost reimbursement revenue	(2,338)	(1,202)		(4,118)	(4,999)
Add: Reimbursed expenses	2,255	1,241		4,088	5,118
Add: Restructuring and merger-related charges	3	6		4	4
Add: Impairments [2]	—	24		—	125
Adjusted operating income (loss) **	406	(85)	*	544	208	162%

Operating income (loss) margin	15%	-11%		10%	-1%
Adjusted operating income (loss) margin **	50%	-32%		40%	18%

Net income (loss), as reported	422	(234)		411	(203)
Less: Cost reimbursement revenue	(2,338)	(1,202)		(4,118)	(4,999)
Add: Reimbursed expenses	2,255	1,241		4,088	5,118
Add: Restructuring and merger-related charges	3	6		4	4
Add: Impairments [3]	—	32		4	133
Income tax effect of above adjustments	16	(27)		3	(77)
Less: Income tax special items	(98)	—		(98)	—
Adjusted net income (loss) **	$260	$(184)	*	$294	$(24)	*

Diluted earnings (loss) per share, as reported	$1.28	$(0.72)		$1.25	$(0.63)
Adjusted diluted earnings (loss) per share**	$0.79	$(0.57)	*	$0.89	$(0.07)	*

*Calculated percentage is not meaningful

**Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1 Includes impairment charges reported in Contract investment amortization of $3 million and $10 million in the 2020 second quarter and 2020 second quarter year-to-date, respectively.

2 Includes impairment charges reported in Contract investment amortization of $3 million and $10 million; and Depreciation, amortization, and other of $21 million and $115 million in the 2020 second quarter and 2020 second quarter year-to-date, respectively.

3 Includes impairment charges reported in Equity in losses of $4 million in the 2021 second quarter year-to-date. Includes impairment charges reported in Contract investment amortization of $3 million and $10 million; Depreciation, amortization, and other of $21 million and $115 million; Equity in losses of $8 million in both the 2020 second quarter and 2020 second quarter year-to-date, respectively.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2021

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Managed	643	221,660	1,282	329,998	1,925	551,658
Marriott Hotels	114	61,587	182	53,148	296	114,735
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	28	23,609	188	63,313	216	86,922
Courtyard	169	27,265	103	22,405	272	49,670
Westin	40	21,847	74	22,341	114	44,188
JW Marriott	21	12,712	62	23,099	83	35,811
Renaissance	24	10,607	58	18,284	82	28,891
The Ritz-Carlton	38	11,406	65	16,410	103	27,816
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
Four Points	1	134	79	21,755	80	21,889
Le Méridien	1	100	70	20,031	71	20,131
W Hotels	22	6,403	33	8,984	55	15,387
W Hotels Serviced Apartments	—	—	1	160	1	160
Residence Inn	76	12,199	8	982	84	13,181
The Luxury Collection	6	2,296	48	8,741	54	11,037
Gaylord Hotels	6	10,220	—	—	6	10,220
St. Regis	10	1,968	37	8,662	47	10,630
St. Regis Serviced Apartments	—	—	1	70	1	70
Aloft	1	330	41	9,452	42	9,782
AC Hotels by Marriott	7	1,165	68	8,264	75	9,429
Fairfield by Marriott	7	1,539	47	6,467	54	8,006
Delta Hotels	25	6,770	1	360	26	7,130
Marriott Executive Apartments	—	—	35	5,238	35	5,238
Autograph Collection	8	2,335	16	2,441	24	4,776
SpringHill Suites	27	4,496	—	—	27	4,496
Protea Hotels	—	—	28	3,466	28	3,466
EDITION	4	1,207	7	1,488	11	2,695
Element	2	640	9	1,786	11	2,426
Moxy	—	—	5	887	5	887
TownePlace Suites	6	825	—	—	6	825
Tribute Portfolio	—	—	5	453	5	453
Bulgari	—	—	5	442	5	442
Franchised	4,868	697,256	747	154,400	5,615	851,656
Courtyard	840	112,096	99	18,582	939	130,678
Fairfield by Marriott	1,082	101,273	33	5,707	1,115	106,980
Residence Inn	759	90,335	17	2,369	776	92,704
Marriott Hotels	224	70,954	61	18,412	285	89,366
Sheraton	154	46,451	67	18,679	221	65,130
SpringHill Suites	479	55,182	—	—	479	55,182
TownePlace Suites	455	46,167	—	—	455	46,167
Autograph Collection	120	23,959	87	19,309	207	43,268
Westin	89	30,194	23	7,163	112	37,357
Four Points	159	23,864	60	10,028	219	33,892
Renaissance	60	17,425	29	7,781	89	25,206
Aloft	139	20,072	22	3,561	161	23,633
AC Hotels by Marriott	78	13,004	37	6,614	115	19,618
Moxy	26	4,913	61	11,748	87	16,661
Delta Hotels	55	12,165	8	1,887	63	14,052
The Luxury Collection	10	2,644	51	9,465	61	12,109
Le Méridien	22	5,096	16	4,212	38	9,308
Element	64	8,544	2	293	66	8,837
Tribute Portfolio	34	5,689	20	2,497	54	8,186
JW Marriott	13	5,947	8	2,131	21	8,078
Protea Hotels	—	—	36	2,949	36	2,949
Design Hotels	5	853	8	862	13	1,715
The Ritz-Carlton	1	429	—	—	1	429
Bulgari	—	—	1	85	1	85
Marriott Executive Apartments	—	—	1	66	1	66

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2021

	US & Canada		Total International		Total Worldwide
	Units	Rooms	Units	Rooms	Units	Rooms
Owned/Leased	26	6,483	39	9,288	65	15,771
Courtyard	19	2,814	4	894	23	3,708
Marriott Hotels	2	1,308	6	2,064	8	3,372
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Westin	1	1,073	—	—	1	1,073
Protea Hotels	—	—	6	991	6	991
Renaissance	1	317	2	505	3	822
Autograph Collection[1]	—	—	6	576	6	576
The Ritz-Carlton	—	—	2	550	2	550
JW Marriott	—	—	1	496	1	496
The Luxury Collection[2]	—	—	4	417	4	417
Residence Inn	1	192	1	140	2	332
St. Regis	—	—	1	160	1	160
Residences	63	6,773	37	2,993	100	9,766
The Ritz-Carlton Residences	37	4,177	13	1,034	50	5,211
St. Regis Residences	10	1,105	7	598	17	1,703
W Residences	10	1,089	4	359	14	1,448
Bulgari Residences	—	—	5	514	5	514
Westin Residences	3	266	—	—	3	266
Marriott Hotels Residences	—	—	2	246	2	246
The Luxury Collection Residences	1	91	3	115	4	206
Autograph Collection Residences	—	—	1	62	1	62
Sheraton Residences	—	—	1	50	1	50
EDITION Residences	2	45	—	—	2	45
Le Méridien Residences	—	—	1	15	1	15
Timeshare*	72	18,896	20	3,862	92	22,758
Grand Total	5,672	951,068	2,125	500,541	7,797	1,451,609

*Timeshare property and room counts are included on this table in their geographical locations. For external reporting purposes, these counts are captured in the Corporate segment.
[1] Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

[2] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS
As of June 30, 2021

	US & Canada		Total International		Total Worldwide
Total Systemwide	Units	Rooms	Units	Rooms	Units	Rooms
Luxury	187	52,298	366	85,360	553	137,658
JW Marriott	34	18,659	71	25,726	105	44,385
The Ritz-Carlton	39	11,835	67	16,960	106	28,795
The Ritz-Carlton Residences	37	4,177	13	1,034	50	5,211
The Ritz-Carlton Serviced Apartments	—	—	5	715	5	715
The Luxury Collection[1]	16	4,940	103	18,623	119	23,563
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	24	7,182	35	9,649	59	16,831
W Residences	10	1,089	4	359	14	1,448
W Hotels Serviced Apartments	—	—	1	160	1	160
St. Regis	10	1,968	38	8,822	48	10,790
St. Regis Residences	10	1,105	7	598	17	1,703
St. Regis Serviced Apartments	—	—	1	70	1	70
EDITION	4	1,207	7	1,488	11	2,695
EDITION Residences	2	45	—	—	2	45
Bulgari	—	—	6	527	6	527
Bulgari Residences	—	—	5	514	5	514
Full-Service	1,016	352,825	973	271,979	1,989	624,804
Marriott Hotels	340	133,849	249	73,624	589	207,473
Marriott Hotels Residences	—	—	2	246	2	246
Marriott Hotels Serviced Apartments	—	—	1	154	1	154
Sheraton	182	70,060	259	83,822	441	153,882
Sheraton Residences	—	—	1	50	1	50
Westin	130	53,114	97	29,504	227	82,618
Westin Residences	3	266	—	—	3	266
Renaissance	85	28,349	89	26,570	174	54,919
Autograph Collection[2]	128	26,294	109	22,326	237	48,620
Autograph Collection Residences	—	—	1	62	1	62
Le Méridien	23	5,196	86	24,243	109	29,439
Le Méridien Residences	—	—	1	15	1	15
Delta Hotels	80	18,935	9	2,247	89	21,182
Gaylord Hotels	6	10,220	—	—	6	10,220
Tribute Portfolio	34	5,689	25	2,950	59	8,639
Marriott Executive Apartments	—	—	36	5,304	36	5,304
Design Hotels	5	853	8	862	13	1,715
Limited-Service	4,397	527,049	766	139,340	5,163	666,389
Courtyard	1,028	142,175	206	41,881	1,234	184,056
Fairfield by Marriott	1,089	102,812	80	12,174	1,169	114,986
Residence Inn	836	102,726	26	3,491	862	106,217
SpringHill Suites	506	59,678	—	—	506	59,678
Four Points	160	23,998	139	31,783	299	55,781
TownePlace Suites	461	46,992	—	—	461	46,992
Aloft	140	20,402	63	13,013	203	33,415
AC Hotels by Marriott	85	14,169	105	14,878	190	29,047
Moxy	26	4,913	66	12,635	92	17,548
Element	66	9,184	11	2,079	77	11,263
Protea Hotels	—	—	70	7,406	70	7,406
Timeshare*	72	18,896	20	3,862	92	22,758
Grand Total	5,672	951,068	2,125	500,541	7,797	1,451,609

*Timeshare property and room counts are included on this table in their geographical locations. For external reporting purposes, these counts are captured in the Corporate segment.
[1] Includes two properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under The Luxury Collection brand following the completion of planned renovations.

[2] Includes five properties acquired when we purchased Elegant Hotels Group in December 2019 which we currently intend to re-brand under the Autograph Collection brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended June 30, 2021 and June 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$128.58	909.5%	48.5%	42.5%	pts.	$265.07	25.8%
The Ritz-Carlton	$236.30	582.3%	49.6%	40.2%	pts.	$476.74	29.2%
W Hotels	$127.76	910.8%	42.9%	37.2%	pts.	$297.92	33.4%
Composite US & Canada Luxury[1]	$173.52	805.1%	46.9%	40.3%	pts.	$369.88	26.8%
Marriott Hotels	$67.46	526.5%	41.4%	34.4%	pts.	$163.00	6.2%
Sheraton	$59.63	581.2%	34.1%	27.1%	pts.	$174.92	38.8%
Westin	$79.07	648.1%	40.6%	34.1%	pts.	$194.62	20.0%
Composite US & Canada Premium[2]	$66.74	618.3%	38.7%	32.5%	pts.	$172.26	14.8%
US & Canada Full-Service[3]	$88.51	682.7%	40.4%	34.1%	pts.	$219.04	21.4%
Courtyard	$65.34	429.1%	57.9%	45.8%	pts.	$112.88	10.8%
Residence Inn	$102.17	166.3%	71.3%	41.7%	pts.	$143.36	10.5%
Composite US & Canada Limited-Service[4]	$74.56	294.1%	60.9%	44.4%	pts.	$122.36	7.1%
US & Canada - All[5]	$85.36	554.9%	45.0%	36.4%	pts.	$189.49	25.1%

Comparable Systemwide US & Canada Properties
	Three Months Ended June 30, 2021 and June 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$128.54	987.7%	49.9%	44.9%	pts.	$257.72	8.9%
The Ritz-Carlton	$231.29	595.1%	49.1%	40.1%	pts.	$471.31	27.7%
W Hotels	$127.76	910.8%	42.9%	37.2%	pts.	$297.92	33.4%
Composite US & Canada Luxury[1]	$163.97	823.0%	47.6%	41.4%	pts.	$344.32	20.5%
Marriott Hotels	$67.99	425.5%	44.1%	34.5%	pts.	$154.02	14.6%
Sheraton	$56.11	338.4%	40.7%	28.4%	pts.	$137.95	32.1%
Westin	$75.82	493.1%	43.0%	33.8%	pts.	$176.13	27.6%
Composite US & Canada Premium[2]	$70.08	446.4%	43.3%	33.4%	pts.	$161.89	25.1%
US & Canada Full-Service[3]	$81.05	504.7%	43.8%	34.3%	pts.	$185.07	30.9%
Courtyard	$72.99	288.8%	60.3%	41.3%	pts.	$121.12	22.2%
Residence Inn	$95.46	110.2%	73.8%	33.4%	pts.	$129.40	15.0%
Fairfield by Marriott	$69.43	209.7%	65.0%	39.7%	pts.	$106.78	20.8%
Composite US & Canada Limited-Service[4]	$77.16	187.7%	65.3%	38.5%	pts.	$118.10	18.0%
US & Canada - All[5]	$78.83	274.6%	56.1%	36.7%	pts.	$140.63	29.3%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended June 30, 2021 and June 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$78.73	117.0%	63.9%	28.6%	pts.	$123.20	19.9%
Asia Pacific excluding China	$32.64	164.1%	29.6%	16.6%	pts.	$110.13	15.9%
Caribbean & Latin America	$74.09	1105.4%	41.7%	35.4%	pts.	$177.58	83.1%
Europe	$39.27	1030.5%	23.8%	20.8%	pts.	$165.29	40.9%
Middle East & Africa	$66.28	211.1%	45.1%	28.0%	pts.	$146.92	18.3%

International - All[1]	$56.09	203.1%	41.8%	24.3%	pts.	$134.07	27.3%

Worldwide[2]	$69.73	336.9%	43.3%	29.9%	pts.	$160.92	35.1%

Comparable Systemwide International Properties
	Three Months Ended June 30, 2021 and June 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$75.03	114.3%	62.4%	27.5%	pts.	$120.14	20.1%
Asia Pacific excluding China	$33.57	147.6%	30.3%	16.4%	pts.	$110.98	13.7%
Caribbean & Latin America	$60.45	1068.5%	39.7%	33.5%	pts.	$152.35	80.6%
Europe	$34.30	732.1%	23.2%	19.7%	pts.	$147.73	25.7%
Middle East & Africa	$60.89	219.1%	43.7%	27.5%	pts.	$139.21	18.7%

International - All[1]	$49.94	223.2%	38.4%	23.3%	pts.	$130.09	26.7%

Worldwide[2]	$70.29	262.6%	50.8%	32.8%	pts.	$138.28	28.9%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Six Months Ended June 30, 2021 and June 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$109.31	24.0%	40.4%	8.3%	pts.	$270.24	-1.5%
The Ritz-Carlton	$210.02	47.4%	42.5%	9.5%	pts.	$494.06	14.3%
W Hotels	$108.78	13.2%	35.3%	3.9%	pts.	$307.74	0.7%
Composite US & Canada Luxury[1]	$153.10	29.9%	39.4%	7.1%	pts.	$388.29	6.5%
Marriott Hotels	$51.29	-20.0%	32.8%	0.9%	pts.	$156.44	-22.1%
Sheraton	$42.84	-28.1%	25.8%	-5.0%	pts.	$166.08	-14.1%
Westin	$59.92	-7.6%	32.3%	1.4%	pts.	$185.50	-11.5%
Composite US & Canada Premium[2]	$50.36	-18.6%	30.5%	-0.7%	pts.	$164.95	-16.8%
US & Canada Full-Service[3]	$71.32	-2.7%	32.3%	0.9%	pts.	$220.48	-5.5%
Courtyard	$51.38	17.2%	49.4%	16.8%	pts.	$104.09	-22.7%
Residence Inn	$89.43	18.3%	66.2%	18.3%	pts.	$135.12	-14.4%
Composite US & Canada Limited-Service[4]	$60.98	15.8%	53.2%	16.4%	pts.	$114.61	-19.8%
US & Canada - All[5]	$68.98	0.5%	37.1%	4.4%	pts.	$186.13	-11.4%

Comparable Systemwide US & Canada Properties
	Six Months Ended June 30, 2021 and June 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Brand	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
JW Marriott	$107.06	22.6%	42.1%	10.6%	pts.	$254.25	-8.2%
The Ritz-Carlton	$203.99	46.9%	41.7%	9.2%	pts.	$489.57	14.3%
W Hotels	$108.78	13.2%	35.3%	3.9%	pts.	$307.74	0.7%
Composite US & Canada Luxury[1]	$142.01	27.9%	40.0%	7.9%	pts.	$354.97	2.7%
Marriott Hotels	$52.41	-7.4%	35.8%	3.6%	pts.	$146.38	-16.7%
Sheraton	$43.03	-12.8%	33.4%	0.6%	pts.	$128.84	-14.3%
Westin	$58.59	-7.6%	35.0%	1.9%	pts.	$167.41	-12.7%
Composite US & Canada Premium[2]	$54.19	-5.2%	35.3%	2.8%	pts.	$153.45	-12.8%
US & Canada Full-Service[3]	$64.46	1.6%	35.9%	3.4%	pts.	$179.71	-8.1%
Courtyard	$58.01	25.5%	51.9%	15.2%	pts.	$111.82	-11.3%
Residence Inn	$83.14	20.7%	68.0%	15.6%	pts.	$122.27	-7.0%
Fairfield by Marriott	$55.51	38.1%	56.0%	16.7%	pts.	$99.10	-3.2%
Composite US & Canada Limited-Service[4]	$63.41	26.2%	57.6%	15.7%	pts.	$110.16	-8.2%
US & Canada - All[5]	$63.86	14.2%	48.2%	10.4%	pts.	$132.44	-10.5%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element, and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Limited-Service.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Six Months Ended June 30, 2021 and June 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$67.09	100.5%	56.0%	26.1%	pts.	$119.81	6.9%
Asia Pacific excluding China	$34.84	-28.5%	31.6%	-1.5%	pts.	$110.14	-25.2%
Caribbean & Latin America	$63.16	1.6%	36.6%	5.4%	pts.	$172.56	-13.5%
Europe	$28.41	-37.4%	18.6%	-6.3%	pts.	$152.83	-16.0%
Middle East & Africa	$65.27	15.7%	43.4%	5.6%	pts.	$150.33	0.9%

International - All[1]	$50.15	9.2%	38.4%	7.2%	pts.	$130.64	-11.3%

Worldwide[2]	$58.93	4.3%	37.8%	5.9%	pts.	$156.04	-12.0%

Comparable Systemwide International Properties
	Six Months Ended June 30, 2021 and June 30, 2020
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2020	2021	vs. 2020		2021	vs. 2020
Greater China	$64.34	97.1%	55.0%	25.4%	pts.	$116.89	6.2%
Asia Pacific excluding China	$35.99	-25.8%	32.5%	-0.8%	pts.	$110.75	-24.1%
Caribbean & Latin America	$49.66	-1.1%	34.2%	4.9%	pts.	$145.19	-15.3%
Europe	$24.86	-38.4%	18.2%	-6.6%	pts.	$136.64	-16.0%
Middle East & Africa	$59.81	15.9%	42.2%	5.3%	pts.	$141.76	1.5%

International - All[1]	$44.17	1.8%	35.1%	4.9%	pts.	$125.93	-12.4%

Worldwide[2]	$58.05	11.1%	44.3%	8.8%	pts.	$130.92	-10.9%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS - 2021 vs 2019
In Constant $

Comparable Systemwide Properties[1]
	Three Months Ended June 30, 2021 and June 30, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2019	2021	vs. 2019		2021	vs. 2019
Greater China	$75.03	-16.9%	62.4%	-5.3%	pts.	$120.14	-9.9%
Asia Pacific excluding China	$33.57	-69.0%	30.3%	-39.9%	pts.	$110.98	-28.2%
Caribbean & Latin America	$60.45	-38.7%	39.7%	-22.0%	pts.	$152.35	-4.7%
Europe	$34.30	-77.4%	23.2%	-52.7%	pts.	$147.73	-26.1%
Middle East & Africa	$60.89	-31.0%	43.7%	-19.4%	pts.	$139.21	-0.3%

International - All[2]	$49.94	-55.6%	38.4%	-30.8%	pts.	$130.09	-20.0%

US & Canada - All	$78.83	-39.5%	56.1%	-21.2%	pts.	$140.63	-16.6%

Worldwide[3]	$70.29	-43.8%	50.8%	-24.1%	pts.	$138.28	-17.2%

Comparable Systemwide Properties[1]
	Six Months Ended June 30, 2021 and June 30, 2019
	REVPAR		Occupancy			Average Daily Rate
Region	2021	vs. 2019	2021	vs. 2019		2021	vs. 2019
Greater China	$64.34	-27.1%	55.0%	-10.3%	pts.	$116.89	-13.6%
Asia Pacific excluding China	$35.99	-68.6%	32.5%	-38.5%	pts.	$110.75	-31.5%
Caribbean & Latin America	$49.66	-54.9%	34.2%	-29.1%	pts.	$145.19	-16.7%
Europe	$24.86	-80.9%	18.2%	-51.2%	pts.	$136.64	-27.0%
Middle East & Africa	$59.81	-38.2%	42.2%	-24.0%	pts.	$141.76	-3.0%

International - All[2]	$44.17	-59.9%	35.1%	-32.6%	pts.	$125.93	-22.5%

US & Canada - All	$63.86	-47.7%	48.2%	-25.0%	pts.	$132.44	-20.6%

Worldwide[3]	$58.05	-51.0%	44.3%	-27.2%	pts.	$130.92	-21.0%

[1] The comparisons between 2021 and 2019 reflect properties that are defined as comparable as of June 30, 2021, even if in 2019 they were not open and operating for the full year or did not meet all the criteria for comparable in 2019.

[2] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[3] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

	Fiscal Year 2021
	First Quarter	Second Quarter	Total
Net (loss) income, as reported	$(11)	$422	$411
Cost reimbursement revenue	(1,780)	(2,338)	(4,118)
Reimbursed expenses	1,833	2,255	4,088
Interest expense	107	109	216
Interest expense from unconsolidated joint ventures	2	1	3
Benefit for income taxes	(16)	(41)	(57)
Depreciation and amortization	52	50	102
Contract investment amortization	17	18	35
Depreciation and amortization classified in reimbursed expenses	28	27	55
Depreciation, amortization and impairments from unconsolidated joint ventures	10	9	19
Stock-based compensation	53	43	96
Restructuring and merger-related charges	1	3	4
Adjusted EBITDA **	$296	$558	$854

Change from 2020 Adjusted EBITDA **	-33%	815%	70%

	Fiscal Year 2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income (loss), as reported	$31	$(234)	$100	$(164)	$(267)
Cost reimbursement revenue	(3,797)	(1,202)	(1,789)	(1,664)	(8,452)
Reimbursed expenses	3,877	1,241	1,683	1,634	8,435
Interest expense	93	127	113	112	445
Interest expense from unconsolidated joint ventures	3	1	12	8	24
(Benefit) provision for income taxes	(12)	(64)	27	(150)	(199)
Depreciation and amortization	150	72	53	71	346
Contract investment amortization	25	21	48	38	132
Depreciation classified in reimbursed expenses	26	27	27	29	109
Depreciation, amortization and impairments from unconsolidated joint ventures	7	16	3	78	104
Stock-based compensation	41	50	49	57	197
Restructuring and merger-related (recoveries) charges	(2)	6	1	262	267
Loss on asset dispositions	—	—	—	6	6
Adjusted EBITDA **	$442	$61	$327	$317	$1,147

** Denotes non-GAAP financial measures. Please see pages A-13 and A-14 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss the manner in which the non-GAAP measures reported in this press release and schedules are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income (Loss) and Adjusted Operating Income (Loss) Margin. Adjusted operating income (loss) and Adjusted operating income (loss) margin exclude cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, and non-cash impairment charges. Adjusted operating income (loss) margin reflects Adjusted operating income (loss) divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) Per Share. Adjusted net income (loss) and Adjusted diluted earnings (loss) per share reflect our net income/loss and diluted earnings/loss per share excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, non-cash impairment charges, losses and gains on asset dispositions (when applicable), income tax special items, and the income tax effect of these adjustments. The income tax special items primarily related to the income tax benefit arising from the favorable resolution of pre-acquisition Starwood tax audits in the 2021 second quarter. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income/loss excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), non-cash impairment charges, benefit (provision) for income taxes, restructuring and merger-related charges (recoveries), and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income (loss) and Adjusted operating income (loss) margin, Adjusted net income (loss), Adjusted diluted earnings (loss) per share and Adjusted EBITDA, we exclude charges incurred under our restructuring plans that we initiated beginning in the 2020 second quarter to achieve cost savings in response to the decline in lodging demand caused by COVID-19 and transition costs associated with the Starwood merger, which we record in the “Restructuring and merger-related charges” caption of our Condensed Consolidated Statements of Income (Loss) (our “Income Statements”), to allow for period-over period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges related to our management and franchise contracts, leases, and equity investments, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in losses” captions of our Income Statements to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items and facilitates our comparison of results before these items with results from other lodging companies. We use Adjusted EBITDA to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in losses” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets and software, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We do not consider interruptions related to COVID-19 when determining which properties to classify as comparable. The comparisons between 2021 and 2019 reflect properties that are defined as comparable as of June 30, 2021, even if in 2019 they were not open and operating for the full year or did not meet all the other criteria for comparable in 2019. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.